Exhibit 99.1

SYSCO REPORTS SECOND QUARTER NET EARNINGS OF $221 MILLION AND

DILUTED EPS OF $0.38 ($0.40 after adjusting for certain items)

HOUSTON, February 4, 2013 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week second fiscal quarter ended December 29, 2012.

Second Quarter Fiscal 2013 Highlights

•	Sales were $10.8 billion, an increase of 5.4% from $10.2 billion in the second quarter of fiscal 2012, and Sysco’s highest second quarter on record.

•	Operating income was $383 million, a decrease of 10.4%, compared to $427 million in last year’s second quarter.

•	Diluted earnings per share (EPS) were $0.38, which was 11.6% lower compared to $0.43 in last year’s second quarter.

•

After adjusting for certain items, which mainly related to restructuring charges, adjusted[1] diluted EPS was $0.40. After further adjusting for business transformation expenses, to reflect the performance of the company’s underlying business, adjusted diluted EPS was $0.49, or a 4.3% increase compared to the prior year.

First Half Fiscal 2013 Highlights

•	Sales were $21.9 billion, an increase of 5.1% from $20.8 billion in the first half of fiscal 2012.

•	Operating income was $861 million, a decrease of 8.0%, compared to $936 million in last year’s first half.

•	Diluted EPS was $0.86, which was 8.5% lower compared to $0.94 in last year’s first half.

•

After adjusting for certain items, adjusted diluted EPS was $0.89. After further adjusting for business transformation expenses, to reflect the performance of the company’s underlying business, adjusted diluted EPS was $1.06, or a 3.9% increase compared to the prior year.

“We had solid case growth during the quarter, which was driven by both organic and acquisition growth,” said Bill DeLaney, Sysco’s president and chief executive officer. “Our 47,000 associates continued to effectively support our customers in the midst of challenging market conditions, including the impact of Hurricane Sandy.”

[1]	See Non-GAAP Reconciliations below for more information.

Second Quarter Fiscal 2013 Summary

Sales for the second quarter were $10.8 billion, an increase of 5.4% compared to sales in the same period last year. Food cost inflation was 2.5%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the poultry and meat categories. In addition, sales from acquisitions (within the last 12 months) increased sales by 1.1%, and the impact of changes in foreign exchange rates for the second quarter increased sales by 0.3%. Case volume for the company’s Broadline and SYGMA operations combined grew 2.8% during the quarter, including acquisitions, and approximately 1.8%, excluding acquisitions.

Gross profit for the second quarter was $1.9 billion, an increase of 3.9%, compared to the prior year. Operating expenses in the second quarter increased $116 million, or 8.2%, compared to operating expenses in the prior year period. This was due mainly to a $45 million increase in gross business transformation expenses and a $17 million increase in payroll expense. In addition, operating expenses reflect $22 million in charges related to certain items. Excluding certain items and business transformation expenses, adjusted operating expenses increased 3.7%.

Operating income was $383 million in the second quarter, decreasing $44 million, or 10.4% compared to operating income in the prior year. Excluding certain items and business transformation expenses, adjusted operating income increased 4.6%.

Net earnings for the second quarter were $221 million, a decrease of $29 million, or 11.5%, compared to the prior year. Diluted EPS in the second quarter of fiscal 2013 was $0.38, which was 11.6% lower compared to last year’s second quarter. Excluding certain items and business transformation expenses, adjusted diluted EPS was $0.49, which was an increase of 4.3%, compared to the prior year.

First Half Fiscal 2013 Summary

Sales for the first half of fiscal 2013 were $21.9 billion, an increase of 5.1% compared to sales in the same period last year. Food cost inflation was 2.3%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the poultry and meat categories. In addition, sales from acquisitions (within the last 12 months) increased sales by 0.8%, and there was no year-over-year impact from foreign exchange rates. Case volume for the company’s Broadline and SYGMA operations combined grew 3.0% during the first half, including acquisitions, and approximately 2.4%, excluding acquisitions.

Gross profit for the first half was $3.9 billion, an increase of 3.4%, compared to the prior year. Operating expenses in the first half increased $203 million, or 7.1%, compared to operating expenses in the prior year period. This was due mainly to an $86 million increase in gross business transformation expenses and a $47 million increase in payroll expense. In addition, operating expenses reflect $28 million in charges related to certain items. Excluding certain items and business transformation expenses, adjusted operating expenses increased 3.5%.

Operating income was $861 million in the first half, decreasing $75 million, or 8.0% compared to operating income in the prior year. Excluding certain items and business transformation expenses, adjusted operating income increased 3.1%.

Net earnings for the first half were $508 million, a decrease of $45 million, or 8.1%, compared to the prior year. Diluted EPS in the first half of fiscal 2013 was $0.86, which was 8.5% lower compared to last year’s first half. Excluding certain items and business transformation expenses, adjusted diluted EPS was $1.06, which was an increase of 3.9%, compared to the prior year.

Cash Flow and Capital Spending

Cash flow from operations was $387 million for the first half of fiscal 2013, compared to $539 million in the first half of fiscal 2012, or a decline of 28%. Capital expenditures totaled $106 million for the second quarter, and $262 million for the first half of the year. The primary areas for investment included facility replacements and expansions, replacements to Sysco’s fleet, and technology.

Free cash flow1 increased 19.6% in the first half of fiscal 2013 to $125 million compared to the first half of fiscal 2012.

Conference Call & Webcast

Sysco’s second quarter fiscal 2013 earnings conference call will be held on Monday, February 4, 2013, at 10:00 a.m. Eastern. A live webcast of the call, a copy of this press release and a slide presentation, will be available online at www.sysco.com in the Investors section.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the food service and hospitality industries. The company operates 185 distribution facilities serving over 400,000 customers. For the fiscal year 2012 that ended June 30, 2012, the company generated record sales of over $42 billion. For more information about Sysco visit the company’s Internet home page at www.sysco.com. For investor relations news follow us at www.twitter.com/SyscoStock or download the new Sysco IR App, available on the iTunes App Store and the Google Play Market.

[1]	See Non-GAAP Reconciliations below for more information.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the second quarter of fiscal 2013 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include our beliefs regarding potential benefits of our business transformation goals, including lower operating and product costs and the enhancement of our leadership position in the industry, the potential of our newly acquired businesses to help us grow our market share and strengthen our offerings to our customers, expectations regarding free cash flow in fiscal 2013, and beliefs regarding restaurant spending trends. The success of our business transformation initiatives and expectations regarding free cash flow are subject to the general risks associated with our business, including the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise, inflation risks, the impact of fuel prices, and labor issues. Additionally, certain agricultural areas of the United States experienced severe drought in the summer of 2012, and we may experience increased input costs for a large portion of the products we sell for up to a one year period as a result. Risks and uncertainties also include risks impacting the economy generally, including the risk that the current economic downturn will continue, or that consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food prepared outside the home, may not reverse. Also, there are risks related to our Business Transformation Project, including that the expected costs of our Business Transformation Project in fiscal 2013 may be greater or less than currently expected because we may encounter the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience operating problems, scheduling delays, cost overages or limitations on the extent of the business transformation during the ERP implementation and deployment process; and the risk of adverse effects if the ERP system, and the associated process changes, do not prove to be cost effective or result in the cost savings and other benefits that we anticipate. In fiscal 2011 and fiscal 2012, we took additional time to test and improve the underlying ERP system prior to larger scale development, and these actions caused a delay in the project; we may experience further delays and/or cost overages as we deploy the system on a larger scale. Planned conversions in the coming quarters and the potential acceleration of the rate of conversions is dependent upon the success of current conversions and plans are subject to change at any time based on management’s subjective evaluation of our overall business needs. Other aspects of our business transformation initiatives, including our category management initiative and our cost transformation initiative, may fail to provide the expected benefits in a timely fashion, if at all. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our Business Transformation Project and our regional distribution centers, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Current projections regarding industry growth and restaurant spending trends may change and growth in the industry and trends regarding restaurant spending are subject to factors beyond our control. Our expectations regarding sales from acquisitions and the timing of acquisitions and related benefits may not occur as expected, if at all. Acquisitions may not close, or may be delayed, because of factors beyond our control, including the need for regulatory approvals. We may not be successful in completing potential acquisitions that are currently in the pipeline and, as such, may not realize the expected benefits from these potential acquisitions. The benefits of recent acquisitions may not be realized as soon as expected, if at all, and the successful integration of acquisitions into our business may require additional resources in the short-term. Fuel expense may vary from projections based on fluctuations in fuel costs, which are impacted by general economic conditions beyond our control. In the past, increased fuel prices have significantly increased our costs and reduced consumers’ demand for meals served away from home. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 30, 2012, as filed with the Securities and Exchange Commission and the Company’s subsequent filings with the SEC. Sysco does not undertake to update its forward-looking statements.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		26-Week Period Ended
	Dec. 29, 2012	Dec. 31, 2011	Dec. 29, 2012	Dec. 31, 2011

Sales	$10,796,890	$10,244,421	$21,883,806	$20,830,811
Cost of sales	8,879,324	8,398,771	17,962,696	17,037,561

Gross profit	1,917,566	1,845,650	3,921,110	3,793,250
Operating expenses	1,534,915	1,418,652	3,059,677	2,856,912

Operating income	382,651	426,998	861,433	936,338
Interest expense	32,242	28,324	63,110	57,798
Other income, net	(1,753)	(3,472)	(4,230)	(3,222)

Earnings before income taxes	352,162	402,146	802,553	881,762
Income taxes	130,793	152,033	294,586	328,996

Net earnings	$221,369	$250,113	$507,967	$552,766

Net earnings:
Basic earnings per share	$0.38	$0.43	$0.86	$0.94
Diluted earnings per share	0.38	0.43	0.86	0.94

Average shares outstanding	587,091,968	586,188,302	587,760,060	589,095,964
Diluted shares outstanding	589,751,933	587,034,204	590,130,537	590,241,651

Dividends declared per common share	$0.28	$0.27	$0.55	$0.53

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	Dec. 29, 2012	June 30, 2012	Dec. 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$320,805	$688,867	$336,531
Accounts and notes receivable, less allowances of $67,926, $42,919, and $71,180	3,168,120	2,966,624	2,882,730
Inventories	2,436,109	2,178,830	2,213,153
Deferred income taxes	116,887	134,503	142,068
Prepaid expenses and other current assets	68,675	80,713	73,568
Prepaid income taxes	49,189	35,271	—

Total current assets	6,159,785	6,084,808	5,648,050
Plant and equipment at cost, less depreciation	3,960,636	3,883,750	3,736,137
Other assets
Goodwill	1,802,630	1,665,611	1,630,879
Intangibles, less amortization	153,358	113,571	102,594
Restricted cash	145,247	127,228	132,031
Other assets	206,411	220,004	204,336

Total other assets	2,307,646	2,126,414	2,069,840

Total assets	$12,428,067	$12,094,972	$11,454,027

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$42,754	$—	$2,500
Accounts payable	2,287,559	2,209,469	2,074,396
Accrued expenses	903,934	909,144	857,538
Accrued income taxes	—	50,316	123,420
Current maturities of long-term debt	253,170	254,650	205,916

Total current liabilities	3,487,417	3,423,579	3,263,770
Other liabilities
Long-term debt	2,809,290	2,763,688	2,649,346
Deferred income taxes	94,987	115,166	218,314
Other long-term liabilities	1,134,800	1,107,499	634,982

Total other liabilities	4,039,077	3,986,353	3,502,642
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	954,988	939,179	907,991
Retained earnings	8,359,768	8,175,230	7,923,413
Accumulated other comprehensive loss	(605,709)	(662,866)	(323,565)
Treasury stock at cost, 179,819,753, 179,228,383, and 181,352,211 shares	(4,572,649)	(4,531,678)	(4,585,399)

Total shareholders’ equity	4,901,573	4,685,040	4,687,615

Total liabilities and shareholders’ equity	$12,428,067	$12,094,972	$11,454,027

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	26-Week Period Ended
	Dec. 29, 2012	Dec. 31, 2011
Cash flows from operating activities:
Net earnings	$507,967	$552,766
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	39,423	38,757
Depreciation and amortization	249,593	200,724
Deferred income taxes	(39,603)	(295,801)
Provision for losses on receivables	16,422	21,133
Other non-cash items	(246)	(811)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(157,073)	(23,326)
(Increase) in inventories	(222,170)	(152,289)
Decrease (increase) in prepaid expenses and other current assets	11,367	(2,051)
Increase (decrease) in accounts payable	28,313	(94,236)
(Decrease) in accrued expenses	(37,338)	(1,295)
(Decrease) increase in accrued income taxes	(64,663)	180,362
Decrease in other assets	2,785	72,310
Increase in other long-term liabilities	52,364	42,282
Excess tax benefits from share-based compensation arrangements	(356)	(10)

Net cash provided by operating activities	386,785	538,515

Cash flows from investing activities:
Additions to plant and equipment	(261,576)	(433,858)
Proceeds from sales of plant and equipment	3,229	4,315
Acquisition of businesses, net of cash acquired	(194,237)	(36,765)
(Increase) in restricted cash	(18,019)	(21,515)

Net cash used for investing activities	(470,603)	(487,823)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	48,100	195,520
Other debt borrowings	43,482	2,181
Other debt repayments	(10,789)	(4,068)
Debt issuance costs	—	(974)
Proceeds from common stock reissued from treasury for share-based compensation awards	90,853	45,417
Treasury stock purchases	(143,526)	(272,299)
Dividends paid	(315,904)	(307,141)
Excess tax benefits from share-based compensation arrangements	356	10

Net cash used for financing activities	(287,428)	(341,354)

Effect of exchange rates on cash	3,184	(12,572)

Net (decrease) in cash and cash equivalents	(368,062)	(303,234)
Cash and cash equivalents at beginning of period	688,867	639,765

Cash and cash equivalents at end of period	$320,805	$336,531

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$63,598	$58,000
Income taxes	404,791	443,044

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Sysco Corporation and its Consolidated Subsidiaries

COMPARATIVE SEGMENT DATA (Unaudited)

(In Thousands)

	13-Week Period Ended		26-Week Period Ended
	Dec. 29, 2012	Dec. 31, 2011	Dec. 29, 2012	Dec. 31, 2011
Sales:
Broadline	$8,779,069	$8,320,996	$17,836,733	$16,979,517
SYGMA	1,411,815	1,403,555	2,832,570	2,788,024
Other	659,861	559,122	1,320,462	1,147,683
Intersegment	(53,855)	(39,252)	(105,959)	(84,413)

Total	$10,796,890	$10,244,421	$21,883,806	$20,830,811

Comparative Supplemental Statistical Information Related to Sales (Unaudited)

Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	13-Week Period Ended		26-Week Period Ended
	Dec. 29, 2012	Dec. 31, 2011	Dec. 29, 2012	Dec. 31, 2011
Sysco Brand Sales as a % of MA-Served Sales	48.02%	46.24%	47.44%	46.07%
Sysco Brand Sales as a % of Broadline Sales	36.25%	35.64%	36.25%	35.80%
MA-Served Sales as a % of Broadline Sales	41.25%	42.22%	42.95%	43.56%

Data excludes U.S. Meat operations

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items and Underlying Business

(In Thousands, Except for Share and Per Share Data)

Sysco’s results of operations are impacted by certain items which include charges from restructuring our executive retirement plans, charges from the withdrawal from multiemployer pension plans, severance charges and charges from facility closures. Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these certain items provides an important perspective with respect to our results and provides meaningful supplemental information to both management and investors that removes these items which are difficult to predict and are often unanticipated, and which, as a result are difficult to include in analyst’s financial models and our investors’ expectations with any degree of specificity. Sysco believes the adjusted totals facilitate comparison on a year-over year basis.

Sysco’s results of operations are further impacted by costs from our multi-year Business Transformation Project. Management believes that further adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove the impact of the Business Transformation Project expenses provides an important perspective with respect to underlying business trends and results and provides meaningful supplemental information to both management and investors that is indicative of the performance of the company’s underlying operations and facilitates comparison on a year-over year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute in assessing the company’s results of operations for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the certain items noted above. Each period has been further adjusted to remove expenses related to the Business Transformation Project.

	13-Week	13-Week	13-Week	13-Week
	Period Ended Dec. 29, 2012	Period Ended Dec. 31, 2011	Period Change in Dollars	Period % Change
Operating expenses (GAAP)	$1,534,915	$1,418,652	$116,263	8.2%
Impact of Restructuring Executive Retirement Plans	(12,163)	—	(12,163)	NM
Impact of MEPP charge	(2,457)	—	(2,457)	NM
Impact of Severance charges	(5,669)	(1,080)	(4,589)	424.9
Impact of Facility-related charges	(1,362)	—	(1,362)	NM

Operating expenses adjusted for certain items (Non-GAAP)	$1,513,264	$1,417,572	$95,692	6.8%
Impact of Business Transformation Project costs	(81,362)	(36,356)	(45,006)	123.8

Adjusted operating expenses underlying bus. (Non-GAAP)	$1,431,902	$1,381,216	$50,686	3.7%

Operating Income (GAAP)	$382,651	$426,998	$(44,347)	-10.4%
Impact of Restructuring Executive Retirement Plans	12,163	—	12,163	NM
Impact of MEPP charge	2,457	—	2,457	NM
Impact of Severance charges	5,669	1,080	4,589	424.9
Impact of Facility-related charges	1,362	—	1,362	NM

Operating income adjusted for certain items (Non-GAAP)	$404,302	$428,078	$(23,776)	-5.6%
Impact of Business Transformation Project costs	81,362	36,356	45,006	123.8

Adjusted operating income underlying bus. (Non-GAAP)	$485,664	$464,434	$21,230	4.6%

Net earnings (GAAP)	$221,369	$250,113	$(28,744)	-11.5%
Impact of Restructuring Executive Retirement Plans (net of tax)	7,646	—	7,646	NM
Impact of MEPP charge (net of tax)	1,544	—	1,544	NM
Impact of Severance charges (net of tax)	3,564	672	2,892	430.4
Impact of Facility-related charges (net of tax)	856	—	856	NM

Net earnings adjusted for certain items (Non-GAAP)	$234,979	$250,785	$(15,806)	-6.3%
Impact of Business Transformation Project costs (net of tax)	51,144	22,610	28,534	126.2

Adjusted net earnings underlying business (Non-GAAP) (1),(2)	$286,123	$273,395	$12,728	4.7%

Diluted earnings per share (GAAP)	$0.38	$0.43	$(0.05)	-11.6%
Impact of Restructuring Executive Retirement Plans	0.01	—	0.01	NM
Impact of MEPP and Facility charges	—	—	—	NM
Impact of Severance charges	0.01	—	0.01	NM

Diluted EPS adjusted for certain items (Non-GAAP)	$0.40	$0.43	$(0.03)	-7.0%
Impact of Business Transformation Project costs	0.09	0.04	0.05	125.0

Adjusted diluted EPS underlying business (Non-GAAP)	$0.49	$0.47	$0.02	4.3%

Diluted shares outstanding	589,751,933	587,034,204

(1)

Tax impact of adjustments for executive retirement plans restructuring, MEPP charge, severance charges, charges from facility closures and Business Transformation expenses was $38,259 and $14,155 for the 13-week periods ended December 29, 2012 and December 31, 2011, respectively. Amounts are calculated by multiplying the operating income impact of each item by each quarter’s effective tax rate.

(2)

Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items and adjusted net earnings - underlying business, both divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items and Underlying Business

(In Thousands, Except for Share and Per Share Data)

	26-Week	26-Week	26-Week	26-Week
	Period Ended Dec. 29, 2012	Period Ended Dec. 31, 2011	Period Change in Dollars	Period % Change
Operating expenses (GAAP)	$3,059,677	$2,856,912	$202,765	7.1%
Impact of Restructuring Executive Retirement Plans	(12,163)	—	(12,163)	NM
Impact of MEPP charge	(2,457)	(4,500)	2,043	-45.4
Impact of Severance charges	(11,746)	(2,722)	(9,024)	331.5
Impact of Facility-related charges	(1,750)	—	(1,750)	NM

Operating expenses adjusted for certain items (Non-GAAP)	$3,031,561	$2,849,690	$181,871	6.4%
Impact of Business Transformation Project costs	(159,044)	(73,361)	(85,683)	116.8

Adjusted operating expenses underlying bus. (Non-GAAP)	$2,872,517	$2,776,329	$96,188	3.5%

Operating Income (GAAP)	$861,433	$936,338	$(74,905)	-8.0%
Impact of Restructuring Executive Retirement Plans	12,163	—	12,163	NM
Impact of MEPP charge	2,457	4,500	(2,043)	-45.4
Impact of Severance charges	11,746	2,722	9,024	331.5
Impact of Facility-related charges	1,750	—	1,750	NM

Operating income adjusted for certain items (Non-GAAP)	$889,549	$943,560	$(54,011)	-5.7%
Impact of Business Transformation Project costs	159,044	73,361	85,683	116.8

Adjusted operating income underlying bus. (Non-GAAP)	$1,048,593	$1,016,921	$31,672	3.1%

Net earnings (GAAP)	$507,967	$552,766	$(44,799)	-8.1%
Impact of Restructuring Executive Retirement Plans (net of tax)	7,698	—	7,698	NM
Impact of MEPP charge (net of tax)	1,555	2,821	(1,266)	-44.9
Impact of Severance charges (net of tax)	7,434	1,706	5,728	335.8
Impact of Facility-related charges (net of tax)	1,108	—	1,108	NM

Net earnings adjusted for certain items (Non-GAAP)	$525,762	$557,293	$(31,531)	-5.7%
Impact of Business Transformation Project costs (net of tax)	100,659	45,990	54,669	118.9

Adjusted net earnings underlying business (Non-GAAP) (1),(2)	$626,421	$603,283	$23,138	3.8%

Diluted earnings per share (GAAP)	$0.86	$0.94	$(0.08)	-8.5%
Impact of Restructuring Executive Retirement Plans	0.01	—	0.01	NM
Impact of MEPP and Facility charges	0.01	—	0.01	NM
Impact of Severance charges	0.01	—	0.01	NM

Diluted EPS adjusted for certain items (Non-GAAP)	$0.89	$0.94	$(0.05)	-5.3%
Impact of Business Transformation Project costs	0.17	0.08	0.09	112.5

Adjusted diluted EPS underlying business (Non-GAAP)	$1.06	$1.02	$0.04	3.9%

Diluted shares outstanding	590,130,537	590,241,651

(1)

Tax impact of adjustments for executive retirement plans restructuring, MEPP charge, severance charges, charges from facility closures and Business Transformation expenses was $68,706 and $30,066 for the 26-week periods ended December 29, 2012 and December 31, 2011, respectively. Amounts are calculated by multiplying the operating income impact of each item by each 26-week period’s effective tax rate.

(2)

Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items and adjusted net earnings - underlying business, both divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. We do not mean to imply that free cash flow is necessarily available for discretionary expenditures, however, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	26-Week	26-Week	26-Week	26-Week
	Period Ended Dec. 29, 2012	Period Ended Dec. 31, 2011	Period Change in Dollars	Period % Change
Net cash provided by operating activities (GAAP)	$386,785	$538,515	$(151,730)	-28.2%
Additions to plant and equipment	(261,576)	(433,858)	172,282	-39.7

Free Cash Flow (Non-GAAP)	$125,209	$104,657	$20,552	19.6%